EMPLOYMENT AGREEMENT
                              --------------------

         This EMPLOYMENT AGREEMENT (this "Agreement") is made as of the 12th day of May, 1998, by and between T Cell Sciences, Inc., a Delaware corporation with its main office in Needham, Massachusetts (the "Company"), and J. Barrie Ward ("Executive").

                                   WITNESSETH

         In consideration of the mutual covenants contained herein, the Company and Executive agree as follows:

1. Employment. This Agreement is executed and delivered concurrently with the execution and delivery of that certain Agreement and Plan of Merger by and between the Company and Virus Research Institute, Inc., a Delaware corporation ("VRI") (the "Merger Agreement"), but the effectiveness of this Agreement is conditioned upon the consummation of the merger by the Merger Agreement (the "Merger"). If the transactions contemplated by the Merger Agreement are not consummated or the Merger Agreement is terminated, this Agreement shall be null and void and have no force or effect. As of the Effective Date (as defined in Section 3 below), the Company agrees to employ Executive and Executive agrees to be employed by the Company during the Term on the terms and conditions hereinafter set forth.

2. Capacity. Executive shall serve the Company as its Executive Chairman of the Board of Directors. In such capacity or capacities, Executive shall perform such services and duties in connection with the business, affairs and operations of the Company as may be assigned or delegated to him from time to time by the Board of Directors of the Company (the "Board"), provided that the Board has resolved, subject to the Board's power to resolve otherwise in the future that, after the consummation of the Merger executive responsibility for the management of the business, affairs and operations of the Company shall continue to rest with the President and Chief Executive Officer of the Company, under the direction and supervision of the Board.

3. Term. The term of this Agreement shall commence on the Closing Date (as defined in the Merger Agreement), which is referred to herein as the "Effective Date", and shall terminate twenty-four (24) months after the Effective Date (the "Term") and is not subject to extension, except by written mutual agreement prior to the expiration of the Term.

4. Compensation and Benefits. The regular compensation and benefits payable to Executive under this Agreement shall be as follows:

         a. Salary. For all services rendered by Executive under this Agreement, the Company shall pay Executive a salary (the "Salary") at the annual rate of Two Hundred Thirty-Five Thousand Dollars ($235,000), subject to increase from time to time in the discretion of the Board or the Compensation Committee of the Board (the "Compensation Committee"). The Salary shall be payable in periodic installments in accordance with the Company's usual practice for its senior executives.




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         b. Bonus. Executive shall be eligible to receive a bonus, at such times and in such amounts as the Board, in its discretion, may determine, and the Board shall consider the award of a bonus to Executive no less frequently than with respect to similar consideration for other senior officers of the Company.

         c. Regular Benefits. Executive shall be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, stock option plans and other benefit plans which the Company may from time to time have in effect for its senior executives. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Company, applicable law and the discretion of the Board, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

         d. Expenses. Executive shall be reimbursed for all business-related expenses incurred by him, consistent with Company policies.

         e. Exclusivity of Salary and Benefits. Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

5. Extent of Service. During Executive's employment under this Agreement, Executive shall, subject to the direction and supervision of the Board, devote Executive's business time, best efforts and business judgment, skill and knowledge to the advancement of the Company's interests and to the discharge of Executive's duties and responsibilities under this Agreement. Executive shall not engage in any other business activity, except as may be approved by the Board; provided, that nothing in this Agreement shall be construed as preventing Executive from:

         a. investing Executive's assets in any company or other entity in a manner not prohibited by Section 7(e) and in such form or manner as shall not require any material activities on Executive's part in connection with the operations or affairs of the companies or other entities in which such investments are made; or

         b. engaging in religious, charitable or other community or non-profit activities that do not impair Executive's ability to fulfill Executive's duties and responsibilities under this Agreement.

6. Termination and Termination Benefits. Notwithstanding the provisions of
Section 3, Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.


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         a. Termination by the Company for Cause. Executive's employment under this Agreement may be terminated for Cause without further liability on the part of the Company effective immediately upon a vote of the Board and written notice to Executive setting forth in reasonable detail the circumstances that the Company reasonably believes give rise to Cause for termination of Executive's employment. Only the following shall constitute Cause for such termination:

                  (i) dishonest statements or acts of Executive with respect to the Company or any affiliate of the Company;

                  (ii) the conviction of Executive for, or the entry of a pleading of guilty or nolo contendere (or the equivalent) by Executive as to (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

                  (iii) gross negligence, willful misconduct or willful insubordination of Executive with respect to the Company or any affiliate of the Company; or

                  (iv) willful breach by Executive of any of Executive's obligations under this Agreement, which breach results in a material injury to the Company.

No act or failure to act shall be considered "willful" for this purpose unless done, or omitted to be done, by Executive in a knowing or bad faith manner.

         b. Termination by Executive. Executive's employment under this Agreement may be terminated by Executive by written notice to the Board at least sixty (60) days prior to such termination. Upon receipt of such notice, the Company may elect to provide Executive with pay in lieu of notice. For purposes of this Section 6(b), the Company is only required to pay Executive an amount equal to his Salary pro rated for the period of time for which the Company waives notice.

         c. Termination by the Company Without Cause. Subject to the payment of Termination Benefits pursuant to Section 6(d), Executive's employment under this Agreement may be terminated by the Company without cause upon written notice to Executive.

         d. Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to Executive under this Agreement shall terminate on the date of termination of Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of Executive's employment with the Company pursuant to Section 6(c) above, the Company shall provide to Executive the following termination benefits ("Termination Benefits"):

                  (i) an amount equal to the greater of (x) his Salary, at the rate in effect on the date of termination pursuant to Section 4(a) hereof, which would have been


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                  payable for the full balance of the Term, which amount shall be payable in a single lump sum, or (y) his Salary, at the rate in effect on the date of termination pursuant to Section 4(a) hereof, for twelve months, which amount shall be payable in periodic installments due when Salary would otherwise have been payable to Executive hereunder, provided that payments pursuant to this Section 6(d)(i)(y) shall cease prior to the end of such twelve-month period if and when Executive secures a position of comparable responsibility with another employer; and

                  (ii) continuation of group health plan benefits for the balance of the Term to the extent authorized by and consistent with 29 U.S.C. ss.1161 et seq. (commonly known as "COBRA"), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and Executive as in effect on the date of termination.

         Nothing in this Section 6(d) shall be construed to affect Executive's right to receive COBRA continuation entirely at Executive's own cost to the extent that Executive may continue to be entitled to COBRA continuation after Executive's right to cost sharing under Section 6(d)(ii) ceases.

         e. Disability. If Executive shall be disabled so as to be unable to perform the essential functions of Executive's then existing position or positions under this Agreement with or without reasonable accommodation, the Board may remove Executive from any responsibilities and/or reassign Executive to another executive position with the Company for the remainder of the Term or during the period of such disability. If the period of disability extends for more than six (6) months, the Company may terminate Executive's employment without further liability on the part of the Company. If any question shall arise as to whether during any period Executive is disabled so as to be unable to perform the essential functions of Executive's then existing position or positions with or without reasonable accommodation, Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom Executive or Executive's guardian has no reasonable objection as to whether Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and Executive shall fail to submit such certification, the Company's determination of such issue shall be binding on Executive. Nothing in this Section 6(e) shall be construed to waive Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. ss.2601 et seq., the Americans with Disabilities Act, 42 U.S.C. ss.12101 et seq., and Mass. Gen. L. ch. 151B.


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         f. Death or Retirement. Executive's employment under this Agreement will be deemed to have terminated without further liability on the part of the Company if Executive dies or retires prior to the end of the Term.

7. Confidential Information, Noncompetition and Assignment.

         a. Confidential Information. As used in this Agreement, "Confidential Information" means information belonging to the Company or to VRI which is of value to the Company or to VRI in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company or to VRI. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; research data or results, inventions, cell lines or products; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company or VRI. Confidential Information includes information developed by Executive in the course of Executive's employment by the Company or by VRI, as well as other information to which Executive may have access in connection with Executive's employment. Confidential Information also includes the confidential information of others with which the Company or VRI has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive's duties under this Section 7(a). Executive understands and agrees that Executive's employment creates a relationship of confidence and trust between Executive and the Company with respect to all Confidential Information. At all times, both during Executive's employment with the Company and after its termination, Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be necessary in the ordinary course of performing Executive's duties to the Company.

         b. Assignment of Rights. Any and all information, data, inventions, discoveries, materials, notebooks and other work product which Executive conceives, develops or acquires during his employment with the Company or within six (6) months after the termination of Executive's employment with the Company, which directly or indirectly relates to work performed for the Company shall be the sole and exclusive property of the Company. Executive shall promptly execute any and all documents necessary and take such further actions as the Company may deem necessary to assign any and all of Executive's right, title and interest in such property to the Company. Executive may publish research results after the Company, in its sole discretion, has reviewed, for purposes of determining patentability and maintaining trade secrets, and has approved the proposed publication.

         c. Intellectual Property. During Executive's employment at the Company, Executive shall promptly assist with and execute any and all applications, assignments or other


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documents which an officer or director of the Company shall deem necessary or useful in order to obtain and maintain patent, trademark or other intellectual property protection for the Company's or VRI's products or services. After the termination date of his employment with the Company, Executive shall use reasonable efforts to assist the Company on intellectual property matters as they relate to his employment, and the Company shall reasonably compensate Executive for his time and expense.

         d. Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Executive by the Company or have been so furnished by VRI or are produced by Executive in connection with Executive's employment will be and remain the sole property of the Company. Executive will return to the Company all such materials and property as and when requested by the Company. In any event, Executive will return all such materials and property immediately upon termination of Executive's employment for any reason. Executive will not retain with Executive any such material or property or any copies thereof after such termination.

         e. Noncompetition and Nonsolicitation. During the Term and for one (1) year thereafter, Executive (i) will not, directly or indirectly, whether as owner, partner, shareholder, consultant, agent, employee, co-venturer or otherwise, engage, participate, assist or invest in any Competing Business (as hereinafter defined); (ii) will refrain from directly or indirectly employing, attempting to employ, recruiting or otherwise soliciting, inducing or influencing any person to leave employment with the Company (other than terminations of employment of subordinate employees undertaken in the course of Executive's employment with the Company); and (iii) will refrain from soliciting or encouraging any customer or supplier to terminate or otherwise modify adversely its business relationship with the Company. Notwithstanding the foregoing, the restrictions set forth in this Section 7(e) shall expire upon Executive ceasing to be employed by the Company if his employment is terminated by the Company other than for Cause. Executive understands that the restrictions set forth in this Section 7(e) are intended to protect the Company's interest in its Confidential Information and established employee, customer and supplier relationships and goodwill, and agrees that such restrictions are reasonable and appropriate for this purpose.

         For purposes of this Agreement, the term "Competing Business" shall mean a business enterprise, whether for profit or not for profit, engaged in the research, development or marketing of products or services in or relating to T Cell antigen receptor, complement receptor, infectious disease and cancer vaccines or other technology fields or businesses in which the Company or VRI is or has been engaged or the Company or VRI has investigated entering within one year prior to termination of Executive's employment. Notwithstanding the foregoing, Executive may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business. Executive may request the Company to waive, and the Company, in its sole discretion, may waive its rights under this Subsection 7(e).


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8. Third-Party Agreements and Rights. Executive hereby confirms that Executive is not bound by the terms of any agreement with any previous employer or other entity which restricts in any way Executive's use or disclosure of information or Executive's engagement in any business. Executive represents to the Company that Executive's execution of this Agreement, Executive's employment with the Company and the performance of Executive's proposed duties for the Company will not violate any obligations Executive may have to any such previous Company or other party. In Executive's work for the Company, Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, other than information owned by VRI, and Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employer or other party, other than VRI.

9. Litigation and Regulatory Cooperation. During and after Executive's employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpire while Executive is employed by the Company. Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Executive's employment, Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpire while Executive is employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive's performance of obligations pursuant to this Section 9.

10. Injunction. Executive agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Executive of the promises set forth in Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, subject to Section 11 of this Agreement, Executive agrees that if Executive breaches, or proposes to breach, any portion of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate preliminary equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

11. Consent to Jurisdiction. The parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.


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12. Taxation. All payments and benefits hereunder shall be subject to appropriate tax withholding and reporting, as determined by the Company.

13. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter.

14. Assignment; Successors and Assigns, Etc. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, that the Company may assign its rights under this Agreement without the consent of Executive in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

15. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Executive at the last address Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a duly authorized representative of the Company.


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19. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth.

20. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by Executive, as of the Effective Date.

                                             T CELL SCIENCES, INC.


May 12, 1998                                 By:/s/ Una S. Ryan
---------------------------------               --------------------------------
Date                                            Name:  Una S. Ryan
                                                Title: President and CEO

May 12, 1998                                    /s/ J. Barrie Ward
---------------------------------               --------------------------------
Date                                            J. Barrie Ward




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